Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form 1-A of our report dated April 13, 2021, relating to the consolidated financial statements of Endonovo Therapeutics, Inc., and Subsidiaries for the years ended December 31, 2020 and 2019 and to the reference of our Firm under the caption “Experts”. Our report relating to the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

Rose, Snyder & Jacobs LLP

Encino, California

February 11, 2022